Exhibit 10.1

AMARIN CORPORATION PLC

EXECUTIVE SEVERANCE AND CHANGE OF CONTROL PLAN

Effective Date: January 28, 2021

Amarin Corporation plc (the “Company”) sets forth herein the terms of its Executive Severance and Change of Control Plan (the “Plan”) as follows:

SECTION 1. PURPOSE.

The purpose of the Plan is to establish the conditions under which Eligible Executives will receive severance pay and benefits if employment with the Company (or its successor, following a Change of Control) terminates under the circumstances specified herein.

SECTION 2. DEFINITIONS.

(a) “Accrued Obligations” means, with respect to an Eligible Executive, (i) the Eligible Executive’s Base Salary through the Date of Termination, (ii) an amount equal to the value of the Eligible Executive’s accrued unused paid time off days, if any, and (iii) the amount of any business expenses properly incurred by the Eligible Executive on behalf of the Company prior to the Date of Termination and not yet reimbursed, if any.

(b) “Base Salary” means, with respect to an Eligible Executive, the annual base salary payable to the Eligible Executive by the Company and its Subsidiaries as of the Date of Termination (or, if higher, the annual base salary payable to the Eligible Executive by the Company and its Subsidiaries as of immediately prior to the Change of Control Date).

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means and shall be limited to: (i) conduct constituting an act of material misconduct in connection with the performance of the Eligible Executive’s duties, including, without limitation, misappropriation of funds or property of the Company other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Eligible Executive of (A) any felony; or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct of the Eligible Executive that would reasonably be expected to result in material injury or material reputational harm to the Company or any of its subsidiaries and affiliates if the Eligible Executive was retained; (iv) prior to a Change of Control, the Eligible Executive’s continued non-performance or continued unsatisfactory performance of the Eligible Executive’s responsibilities as reasonably determined by the Board; (v) a breach by the Eligible Executive of any of the material provisions of any agreement between the Eligible Executive and the Company including, without limitation, any agreement relating to non-disclosure, non-competition or assignment of inventions; and (vi) a material violation by the Eligible Executive of any of the Company’s written policies or procedures provided that, other than in the case of noncurable events, the Eligible Executive shall be provided with written notice and fifteen (15) days to cure.

(e) “Change of Control” shall be limited to the following events, but only to the extent such events constitute a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the Company’s assets” for purposes of Section 409A of the Code:

(i) any person or company (either alone or together with any person or company acting in concert with him or it) (an “Acquiring Company”) obtaining Control of the Company;

(ii) any person or company that Controls the Company becoming bound or entitled to acquire ordinary shares of the Company under Sections 974 to 991 of the UK Companies Act 2006;

(iii) any court sanctioning a compromise or arrangement under Section 899 of the UK Companies Act 2006;

(iv) a resolution being tabled for the voluntary winding-up of the Company;

(v) any Acquiring Company acquiring all or substantially all of the assets of the Company;

(vi) any merger, reorganization, consolidation or other similar transaction pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the Company or any resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction;

(vii) the sale of all or a majority of the shares of the Company to an unrelated person, entity or group thereof acting in concert; or

(viii) any other similar transaction which the Board determines should constitute a Change of Control for the purposes of the Plan.

(f) “Change of Control Date” means, with respect to a Change of Control, the date of consummation of such Change of Control.

(g) “Change of Control Period” means the period commencing upon the Change of Control Date and ending 24 months thereafter.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(i) “Company” means Amarin Corporation plc or, from and after a Change of Control, the successor to the Company in any such Change of Control.

(j) “Continuing Obligations” means the Eligible Executive’s obligations to the Company pursuant to the Eligible Executive’s Nondisclosure, Developments and Noncompetition Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants.

(k) “Control” means the ownership of more than 50 percent of the issued share capital or other equity interest of the Company or the legal power to direct or cause the direction of the general management and policies of the Company.

(l) “Date of Termination” means, with respect to an Eligible Executive, the effective date of termination of the Eligible Executive’s employment with the Company and all of its Subsidiaries.

(m) “Disability” means that the Company has determined that the Eligible Executive is disabled within the meaning of Section 22(e)(3) of the Code.

(n) “Eligible Executive” means an United States employee of the Company or any of its Subsidiaries at the level of Vice President or above at the time of the Date of Termination (or, if applicable, at the time of a Change of Control). Notwithstanding anything to the contrary herein, if an Eligible Executive is party to an employment or letter agreement with the Company (collectively, “Employment Agreement”) that, as of the Effective Date of this Plan, contains a more favorable definition of a defined term in this Plan (including, without limitation, “Cause” or “Good Reason” or “Change of Control”) or provides for more favorable terms or provisions than provided under this Plan (including, without limitation, with respect to compensation, benefits or equity-related rights) then the more favorable definition, term or provision, or relevant combination thereof, shall be applicable for the benefit of the Eligible Executive; provided, however, that in no event shall there be duplication of payments or benefits under this Plan and the Employment Agreement.

(o) “Good Reason” means, with respect to an Eligible Executive during the Change of Control Period (or, to the extent an Eligible Executive’s Employment Agreement provides Good Reason protection outside of the Change of Control Period, with respect to an Eligible Executive outside of the Change of Control Period), that the Eligible Executive has complied with the Company’s “Good Reason Process” (hereinafter defined) following the occurrence of any of the following Good Reason conditions that occur without the Eligible Executive’s consent: (i) a material diminution of the Eligible Executive’s Base Salary; (ii) a material diminution in the Eligible Executive’s authority, duties or responsibilities; (iii) a material change in the principal location where the Eligible Executive is required to provide services for the Company (not including business travel and short-term assignments); and/or (iv) a material breach by the Company of an Employment Agreement. For purposes of this Agreement, “Good Reason Process” shall mean that: (x) the Eligible Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (y) the Eligible Executive notifies the Company in writing of the Good Reason condition within 30 days of the first occurrence of such condition; (z) the Eligible Executive cooperates in good faith with the Company’s efforts, for a period of 30 days following such notice (the “Cure Period”), to remedy the condition; notwithstanding such efforts, the Good Reason condition continues to exist; and the Eligible Executive terminates the Eligible Executive’s employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(p) “Subsidiary” means any subsidiary of the Company or, from and after a Change of Control, any subsidiaries of the successor to the Company.

(q) “Target Bonus” means, with respect to an Eligible Executive, the Eligible Executive’s target annual performance bonus for the year in which the Date of Termination occurs (or, if higher, the target annual performance bonus in effect as of immediately prior to the Change of Control Date).

SECTION 3. SEVERANCE BENEFITS OUTSIDE OF THE CHANGE OF CONTROL PERIOD.

(a) If the Eligible Executive’s employment is terminated by the Company without Cause outside of the Change of Control Period (or, to the extent an Eligible Executive’s Employment Agreement provides Good Reason protection outside of the Change of Control Period, if the Eligible Executive terminates employment for Good Reason outside of the Change of Control Period), then, in addition to the Accrued Obligations, and subject to (i) (a) the Eligible Executive signing a separation agreement and release in a form and manner satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities in substantially the same form as set forth in Section 1 of Exhibit 1 attached hereto (the “Release”), a non-disparagement provision, a return of property provision, a reaffirmation of all of the Executive’s Continuing Obligations, and, if applicable, a confirmation of the Eligible Executive’s resignation from all officer, trustee and board member positions that the Eligible Executive holds with the Company or any of its respective subsidiaries and affiliates, and shall provide that if the Eligible Executive breaches any of the Continuing Obligations, all payments of the severance payments and benefits shall immediately cease (the “Separation Agreement”), and (b) the Separation Agreement becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement), and (ii) if requested by the Company, the Eligible Executive signing a UK settlement agreement and such UK settlement agreement becoming fully effective, such Eligible Executive shall be entitled to receive the following severance payments and benefits:

(i) continuation of the Eligible Executive’s Base Salary for the applicable Salary Continuation Period, as set forth on Schedule A, and, for the Company’s Chief Executive Officer only, 1.5 times his Target Bonus, to be paid in substantially equal installments over the Salary Continuation Period;

(ii) continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and the Eligible Executive as in effect on the Date of Termination until the earlier of: (i) the end of the applicable Benefit Continuation Period, as set forth on Schedule A, and (ii) the date the Eligible Executive becomes eligible for health benefits through another employer or otherwise become ineligible for COBRA; and

(iii) partial accelerated vesting for the applicable number of months, as set forth on Schedule A, from the Date of Termination with respect to any of the Eligible Executive’s then outstanding stock options, restricted stock units or other equity incentive awards (in each case, only to the extent subject to time-based vesting), with the applicable portion of the equity incentive awards to be accelerated pursuant to this subsection to immediately accelerate and become fully exercisable or nonforfeitable as of the later of the Date of Termination and the effective date of the Separation Agreement. The forfeiture of any unvested equity that is subject to acceleration will be delayed to the extent necessary to effectuate this provision and will not occur if the acceleration pursuant to this provision occurs.

(b) The amounts payable under Section 3(a)(i) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over the applicable Salary Continuation Period commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

SECTION 4. SEVERANCE BENEFITS WITHIN THE CHANGE OF CONTROL PERIOD.

The provisions of this Section 4 shall apply in lieu of, and expressly supersede, the provisions of Section 3 if (i) the Eligible Executive’s employment is terminated either (a) by the Company without Cause or (b) by the Eligible Executive for Good Reason, and (ii) the Date of Termination is within the Change of Control Period. These provisions shall terminate and be of no further force or effect after the Change of Control Period.

(a) If the Eligible Executive’s employment is terminated by the Company without Cause or the Eligible Executive terminates employment for Good Reason and in each case the Date of Termination occurs within the Change of Control Period, then, in addition to the Accrued Obligations, and subject to (i) the signing of the Release (or a release in substantially the same form as the Release) by the Executive and, if requested by the Company, the Eligible Executive signing a UK settlement agreement, and (ii) the Release and any UK settlement agreement becoming fully effective, all within the time frame set forth in the Release but in no event more than 60 days after the Date of Termination, such Eligible Executive shall be entitled to receive the following severance payments and benefits:

(i) a lump sum in cash in an amount equal to the applicable Multiplier, as set forth on Schedule B, times the sum of (A) the Eligible Executive’s Base Salary plus (B) the Eligible Executive’s Target Bonus, except for the Chief Executive Officer, who will receive continuation of his Base Salary for twenty-four (24) months in accordance with the Company’s payroll practice and will receive a lump sum payment equal to two (2) times his Target Bonus;

(ii) continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq., with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and the Eligible Executive as in effect on the Date of Termination until the earlier of: (i) the end of the applicable Benefit Continuation Period, as set forth on Schedule B, and (ii) the date the Eligible Executive becomes eligible for health benefits through another employer or otherwise become ineligible for COBRA; and

(iii) full accelerated vesting with respect to any of the Eligible Executive’s then outstanding stock options, restricted stock units or other equity incentive awards (whether or not subject to time-based vesting), which shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of the Date of Termination and the effective date of the Release. The forfeiture of any unvested equity will be delayed to the extent necessary to effectuate this provision and will not occur if the acceleration pursuant to this provision occurs.

(b) The amounts payable under Section 4(a)(i) shall be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid in the second calendar year by the last day of such 60-day period.

SECTION 5. SECTION 280G LIMITATION.

Anything in this Plan to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Eligible Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(a) If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by the Eligible Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Eligible Executive shall be entitled to the full benefits payable under this Plan.

(b) If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) noncash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(c) For the purposes of this Section, “Threshold Amount” shall mean three times the Eligible Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Eligible Executive with respect to such excise tax.

(d) The determination as to which of the alternative provisions of this Section 5 shall apply to the Eligible Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Eligible Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Eligible Executive. For purposes of determining which of the alternative provisions of this Section 5 shall apply, the Eligible Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Eligible Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Finn shall be binding upon the Company and the Eligible Executive.

SECTION 6. WITHHOLDING.

Notwithstanding anything in this Plan to the contrary, all payments required to be made by the Company hereunder to an Eligible Executive or the Eligible Executive’s estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company reasonably may determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for the payment of taxes and any withholdings as required by law, provided that the Company is satisfied that all requirements of law affecting its responsibilities to withhold compensation have been satisfied. Nothing in this Plan shall be construed to require the Company to make any payments to compensate the Eligible Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

SECTION 7. NO DUTY TO MITIGATE; INTEGRATION WITH OTHER PAY OR BENEFITS.

An Eligible Executive’s payments received hereunder shall be considered severance pay in consideration of past service and entitlement thereto shall not be governed by any duty to mitigate damages by seeking further employment. Notwithstanding anything to the contrary herein, all severance benefits provided to an Eligible Executive pursuant to Section 3 or Section 4 (as applicable) shall be reduced and/or offset by any amounts or benefits paid to an Eligible Executive to satisfy the federal Worker Adjustment and Retraining Notification (WARN) Act, 29 U.S.C. § 2101 et seq., as amended, and any applicable state plant or facility closing or mass layoff law (whether as damages, as payment of salary or other wages during an applicable notice period or otherwise).

SECTION 8. AMENDMENT, SUSPENSION OR TERMINATION.

This Plan may be amended, suspended or terminated at any time by the Board; provided, however, that no such amendment, suspension or termination shall adversely affect the rights of any Eligible Executive then subject to the Plan, including, without limitation, an Eligible Executive then receiving payments, benefits or equity-related rights under the Plan, without the Eligible Executive’s written consent.

SECTION 9. ADMINISTRATION.

The Plan shall be administered by either the Board or the Remuneration Committee of the Board or such other committee or person(s) appointed by the Board from time to time to administer the Plan (in either case, the “Administrator”); provided, however, that this Plan shall not be interpreted in a way that is less favorable to an Eligible Executive than would be the case under the Eligible Executive’s Employment Agreement in effect as of the Effective Date of this Plan. The Administrator shall have the power and authority to interpret the terms and provisions of the Plan, to make all determinations it deems advisable for the administration of the Plan, to decide all disputes arising in connection with the Plan and to otherwise supervise the administration of the Plan. All decisions and interpretations of the Administrator shall be final, conclusive and binding on all persons.

SECTION 10. GOVERNING LAW.

This Plan shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the State of New Jersey, excluding the choice of law rules thereof.

SECTION 11. SEVERABILITY.

If any part of any provision of this Plan shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Plan.

SECTION 12. SUCCESSOR TO COMPANY.

The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets of the Company expressly to assume and agree to perform this Plan to the same extent that the Company would be required to perform it if no succession had taken place. Notwithstanding the foregoing, if the Eligible Executive remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then the Eligible Executive shall not be entitled to any payments, benefits or vesting pursuant to this Plan solely as a result of such transaction.

SECTION 13. UNFUNDED PLAN.

This Plan shall be unfunded and shall not create (or be construed to create) a trust or separate fund. Likewise, the Plan shall not establish any fiduciary relationship between the Company or any of its subsidiaries or affiliates and any Eligible Executive.

SECTION 14. DISCLAIMER OF RIGHTS.

No provision in this Plan shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Subsidiary, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any participant or beneficiary under the terms of the Plan. Notwithstanding the foregoing, and for the avoidance of doubt, in the event of an Eligible Executive’s death after the Eligible Executive’s termination of employment but prior to the completion by the Company of all payments due to the Eligible Executive under this Plan, the Company shall continue such payments to the Eligible Executive’s beneficiary designated in writing to the Company prior to the Eligible Executive’s death (or to the Eligible Executive’s estate, if the Eligible Executive fails to make such designation).

If an Eligible Executive’s employment is terminated for Cause or due to death or Disability or the Eligible Executive voluntarily terminates employment with the Company (other than for Good Reason during the Change of Control Period), the Eligible Executive shall be entitled to only the Accrued Obligations through the Date of Termination. The mere occurrence of a Change of Control shall not, by itself, be treated as a termination of an Eligible Executive’s employment under this Plan, nor shall the mere transfer of an Eligible Executive’s employment between the Company and/or any of its Subsidiaries, by itself, be treated as a termination of employment under this Plan. Further, Section 3 and Section 4 of this Plan are mutually exclusive and in no event shall an Eligible Executive be entitled to payments or benefits pursuant to both Section 3 and Section 4 of this Plan. For the avoidance of doubt, this Plan supersedes the Amarin Corporation plc Change in Control Severance Pay Plan dated as of April 21, 2016.

SECTION 15. CAPTIONS.

The use of captions in this Plan is for the convenience of reference only and shall not affect the meaning of any provision of this Plan.

SECTION 16. NUMBER AND GENDER.

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

SECTION 17. SECTION 409A.

(a) Anything in this Plan to the contrary notwithstanding, if at the time of the Eligible Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Eligible Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Eligible Executive becomes entitled to under this Plan on account of the Eligible Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Eligible Executive’s separation from service, or (B) the Eligible Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) It is intended that this Plan will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Plan is ambiguous as to its exemption from or compliance with Section 409A of the Code, the provision shall be read in such a manner so to be exempt from or in compliance with Section 409A of the Code so that all payments hereunder are either exempt from or comply with Section 409A of the Code. Each payment pursuant to this Plan is intended to constitute a separate payment for purposes of applying Section 409A, any exemptions thereto and Treasury Regulation Section 1.409A-2(b)(2).

(c) To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Eligible Executive’s termination of employment, then such payments or benefits shall be payable only upon the Eligible Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The Company makes no representation or warranty and shall have no liability to the Eligible Executive or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

*     *     *     *     *

This Plan was duly authorized by the Board of Directors on the Effective Date.

/s/ Joseph T. Kennedy
Company Secretary

Schedule A

Position	Salary Continuation Period	Benefit Continuation Period	Applicable Number of Months for Partial Equity Acceleration
Chief Executive Officer	18 months	18 months	12 months

Executive Vice President and/or Senior Vice President	12 months	12 months	6 months

Vice President	9 months	9 months	6 months

Schedule B

Position	Multiplier	Benefit Continuation Period
Chief Executive Officer	N/A	24 months

Executive Vice President and/or Senior Vice President	1.5	18 months

Vice President	1.0	12 months

Exhibit 1

Release

THIS RELEASE AGREEMENT (“Release Agreement”) is entered into as of ___________, 20__ (the “Effective Date”), by _____________ (the “Executive”) in consideration of the severance payments and benefits (the “Severance Benefits”) to be provided to the Executive by Amarin Corporation plc or its successor (the “Company”) pursuant to the Amarin Corporation plc Executive Severance and Change of Control Plan (the “Plan”), which is incorporated herein by reference. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Plan.

WHEREAS, subject to the terms of the Plan, the Executive is eligible to receive the Severance Benefits.

NOW, THEREFORE, in consideration of the Severance Benefits and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive agrees as follows:

1. General Release. The Executive, on the Executive’s own behalf and on behalf of the Executive’s heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges Company and each of its affiliates, parents, successors, predecessors, and the subsidiaries, directors, owners, members, shareholders, officers, agents, and employees of the Company and its affiliates, parents, successors, predecessors, and subsidiaries (collectively, all of the foregoing are referred to as the “Employer”), from any and all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of his or her signing of the Release Agreement. This release includes, but is not limited to, any claim or entitlement to salary, bonuses, any other payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended and any other federal, state, local or foreign law relating to notice of employment termination or to severance pay); any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act and any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions); and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium; provided, however, that this release shall not apply to (a) claims to enforce the Executive’s right to receive Severance Benefits; (b) claims for vested benefits pursuant to ERISA; (c) claims with respect to the Executive’s vested equity rights as of the Date of Termination; (d) claims to enforce the Company’s obligation to indemnify the Executive to the extent such indemnification obligations exist; and (e) claims or administrative charges which legally may not be waived.

1

The Executive is waiving, however, any right to monetary recovery or individual relief should any federal, state or local agency (including the Equal Employment Opportunity Commission) pursue any claim on his or her behalf arising out of or related to his or her employment with and/or separation from employment with the Company; provided that nothing in this Release Agreement limits any right the Executive may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission. The Executive represents that the Executive has not assigned any claim to any third party.

2. Acknowledgments. The Executive acknowledges that:

(a)	The Executive is hereby advised by the Company to discuss all aspects of this Release Agreement with an attorney before signing this Release Agreement;

(b)

The Executive has relied solely on his or her own judgment and/or that of his or her attorney regarding the consideration for and the terms of this Release Agreement and is signing this Release Agreement knowingly and voluntarily of his or her own free will;

(c)	The Executive is not entitled to the Severance Benefits unless the Executive agrees to and fully complies with the terms of this Release Agreement;

(d)

The Executive has been given [14/21/45 days][1] from the date of its delivery to the Executive to consider this Release Agreement (the “Consideration Period”), and if the Executive chooses to sign this Release Agreement before the end of the Consideration Period, that decision is entirely knowing and voluntary;

(e)

To accept this Release Agreement, the Executive must deliver a signed, unmodified original or PDF copy of this Release to [name of Company contact, email address] at or before the expiration of the Consideration Period; and

(f)

[The Executive may revoke this Release Agreement within seven (7) calendar days after signing it by submitting a written notice of revocation to the Employer. The Executive further understands that this Release Agreement is not fully effective until the next business day after the seven (7) day period of revocation has expired without revocation, and that if the Executive revokes this Release Agreement within the seven (7) day revocation period, the Executive will not receive the Severance Benefits][2]; [OR][This Release Agreement shall become effective on the date when an executed copy is received by the Company within the Consideration Period.][3]

[1]

NTD: 14 days for executives under age 40; 21 days for executives age 40 or older where the termination is not part of a group termination; 45 days for executives age 40 or older where the termination is part of a group termination.

[2]	NTD: For executives age 40 or older.
[3]	NTD: For executives under age 40.

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(g)

The Executive has read and understands the Release Agreement and further understands that it includes a general release of any and all known and unknown, foreseen or unforeseen claims presently asserted or otherwise arising through the date of his or her signing of this Release Agreement that he or she may have against the Employer; and

(h)	No statements made or conduct by the Employer has in any way coerced or unduly influenced the Executive to execute this Release Agreement.

(i)

Except for the Severance Benefits, the Executive has been paid all wages, bonuses, compensation, benefits and other amounts that the Employer ever owed to the Executive. Further the Executive acknowledges and agrees that the Executive is not entitled to any other severance pay, benefits or equity rights including without limitation pursuant to any other severance plan, or program or arrangement.

3. No Admission of Liability. This Release Agreement does not constitute an admission of liability or wrongdoing on the part of the Employer, the Employer does not admit there has been any wrongdoing whatsoever against the Executive, and the Employer expressly denies that any wrongdoing has occurred.

4. Entire Agreement. There are no other agreements of any nature between the Employer and the Executive with respect to the matters discussed in this Release Agreement, except as expressly stated herein, and in signing this Release Agreement, the Executive is not relying on any agreements or representations, except those expressly contained in this Release Agreement.

5. Execution. It is not necessary that the Employer sign this Release Agreement following the Executive’s full and complete execution of it for it to become fully effective and enforceable.

6. Severability. If any provision of this Release Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Release Agreement shall continue in full force and effect.

7. Governing Law. This Release Agreement shall be governed by the laws of the State of New Jersey, excluding the choice of law rules thereof.

8. Headings. Section and subsection headings contained in this Release Agreement are inserted for the convenience of reference only. Section and subsection headings shall not be deemed to be a part of this Release Agreement for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

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IN WITNESS WHEREOF, the undersigned has duly executed this Release Agreement as of the day and year first herein above written.

EXECUTIVE:

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